Exhibit 99.1

FOR IMMEDIATE RELEASE

APRIL 28, 2014

Contact:                                               Jill McMillan, Director, Communications and Investor Relations

Phone: (214) 721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO PRESENT ON MAY 21 AT

NATIONAL ASSOCIATION OF PUBLICLY TRADED PARTNERSHIPS

2014 MLP INVESTOR CONFERENCE

DALLAS, APRIL 28, 2014 --- EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) announced today that Barry E. Davis, President and Chief Executive Officer, will present at the National Association of Publicly Traded Partnerships (NAPTP) 2014 MLP Investor Conference on Wednesday, May 21, 2014, at 8:00 a.m. Central time (9:00 a.m. Eastern time).

Interested parties can listen to a live webcast of the presentation and download the related presentation material by visiting the company’s website at www.EnLink.com. Click on the Investors page of either EnLink Midstream, LLC or EnLink Midstream Partners, LP. A replay will be archived on the website shortly after the discussion is concluded and will be available for 90 days.

Michael J. Garberding, Executive Vice President and Chief Financial Officer, will also attend the conference and meet with investors.

About EnLink Midstream

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 7,300 miles of gathering and transportation pipelines, 12 processing plants with 3.3 billion cubic feet per day of net processing capacity, six fractionators with 180,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

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